Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Chubb Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value CHF 0.50 per share	Rules 457(c) and (h)	2,500,000	$ 214.93	$ 537,325,000	0.00014760	$ 79,309.17
Total Offering Amounts					$ 537,325,000		$ 79,309.17
Total Fee Offsets							-
Net Fee Due							$ 79,309.17

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of common shares of Chubb Limited (“Common Shares”) which may become issuable pursuant to the anti-dilution provisions of the Chubb Limited Employee Stock Purchase Plan (“ESPP”).

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of Common Shares as reported on the New York Stock Exchange on May 15, 2024, and further adjusted to reflect that the purchase price per share of Common Shares under the ESPP is equal to 85% of the fair market value of a Common Share on the Exercise Date (as defined in the ESPP).